Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Heartland Financial USA, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-06233, 333-81374, and 333-06219) on Form S-8 of Heartland Financial USA, Inc. of our report dated January 21, 2004, relating to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Heartland Financial USA, Inc. and subsidiaries. Our report refers to the adoption of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Des Moines, Iowa
March 11, 2004